Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

N E W S            R E L E A S E

AT THE COMPANY:

Kenneth Boerger	Greg Geswein

VP/Treasurer	VP/Chief Financial Officer

(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 14, 2009

LIBBEY INC. SHARES TO MOVE TO OTC BULLETIN BOARD

TOLEDO, OHIO, APRIL 14, 2009—Libbey Inc. (NYSE: LBY) announced today that it has received notice from the New York Stock Exchange (NYSE) that trading of the Company’s stock will be suspended prior to the market opening on April 20, 2009 and the shares will be delisted.

The NYSE took this action because Libbey has been unable to comply with the stock exchange’s requirement to maintain an average market capitalization not less than $15 million for a 30 trading day period. Accordingly, delisting is automatic.

As announced on February 20, 2009, Libbey was notified that it had fallen below the NYSE’s continued listing standard of $75 million relating to the Company’s total market capitalization and its stockholders’ equity. Libbey subsequently provided the NYSE on April 1, 2009, a business plan that demonstrated Libbey’s strategy to return to compliance with these continued listing standards within18 months. However, the NYSE proceeded with suspension in light of the non-compliance with the minimum market capitalization requirement.

Historically, a substantial portion of the Company’s trading volume has been on markets other than the NYSE, including NASDAQ and various foreign exchanges. Libbey expects that its common stock will begin trading on the Over the Counter Bulletin Board (OTC BB) under a new ticker symbol on April 20, 2009.

“While we are disappointed that we will no longer have the visibility of the New York Stock Exchange, we do not believe the delisting is a reflection on the fundamental strength of our business,” said John F. Meier, chairman and chief executive officer.

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Libbey Inc.

“There should be no significant impact on day-to-day operations or continued implementation of our growth strategy. We are confident that we have sufficient sources of liquidity to meet our current needs.”

Libbey reported that it had available capacity of $51.1 million under its Asset Backed Loan (ABL) credit facility as of April 13, 2009 and cash on hand of approximately $16.0 million. This compares to ABL availability of $44.6 million and cash on hand of $13.3 million at December 31, 2008.

This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

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Libbey Inc.

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.

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